CERTIFICATE OF DESIGNATION
                                       OF
                        SERIES A, B AND C PREFERRED STOCK
                                       OF
                               ENVIROMETRICS, INC.

     Pursuant to Section 151 of the Delaware General Corporation Law, Envirometrics, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, and pursuant to authority conferred upon the Board of Directors of the
Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board, by a Unanimous Written Consent dated January 11, 1999, adopted the following resolution (a) ratifying previous actions taken by the Board in authorizing the creation and issuance of Series A, B and C Preferred Stock of the Corporation, and (b) defining with specificity the terms of said Series, as follows:

     RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby ratifies its creation of the following Series (the "Series") of Preferred Stock (the "Preferred Stock") and Classes of each such Series (the "Classes"), and authorizes the issuance thereof, and hereby fixes the designation thereof, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the Corporation, which are applicable to the Preferred Stock of all Series and Classes) as follows:

I.  SERIES A PREFERRED STOCK

     1. Designation. The shares of the Series A Preferred Stock shall be designated "Series A Preferred Stock", shall consist of 70,000 shares and shall be divided into four Classes as follows:

         Class 1                              17,500 Shares
         Class 2                              17,500 Shares
         Class 3                              17,500 Shares
         Class 4                              17,500 Shares

     2. Dividends. No Dividend will be paid on the Series A Preferred Stock.

     3. Conversion Rights. Holders of the Series A Preferred Stock ("Series A Holders") shall have the right, which they may exercise at any time on or before December 31, 2001 (the "Maturity Date"), to convert all or a portion of their Series A Preferred Stock into shares of the Corporation's Common Stock upon Ten
(10) days prior written notice to the Corporation of (i) their intention to so convert; (ii) the amount of the Series A Preferred Stock to be converted; and the conversion date which shall be no fewer than ten (10) days from the receipt of such notice. At all times up until the Maturity Date: (a) the conversion ratio shall be one share of the Series A Preferred Stock for three shares of Common Stock, $.001 par value, of the Corporation (the "Common Stock"); and (b) a Series A Holder may, from time to time, elect to convert less than all of its Series A Preferred Stock holdings without impairment to its right to convert other portions of the balance thereof.

     4. Adjustment for Recapitalization, Etc. If the Corporation shall at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Corporation shall declare a stock dividend or distribute shares of Common Stock to its shareholders, the number of shares of Common Stock subject to the conversion rights pursuant to Paragraph I (3) above shall be proportionately increased; and if the Corporation shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the number of shares of Common Stock subject to the conversion rights pursuant to Paragraph I (3) above shall be proportionately decreased. Any such adjustments pursuant to this Paragraph I (4) shall be effective at the close of business on the effective date of such subdivision or combination or, if any adjustment is the result of a stock dividend or distribution, then the effective date for such adjustment shall be the record date therefor.

     5. Put Options. The various Classes of Series A Preferred Stock may be put to the Corporation, upon Sixty (60) days prior written notice to Corporation, in exchange for cash payments out of funds legally available therefor in accordance with the following schedule and prices:

Class                    Date                                  Per Share Price

#1                  12/31/99-12/31/03                              $2.00
#2                  12/31/00-12/31/03                              $2.00
#3                  12/31/01-12/31/03                              $2.00
#4                  12/31/02-12/31/03                              $2.00

     Any Series A Preferred Stock put options not exercised by December 31, 2003 shall expire on that date. Any Series A Preferred Stock not converted to common stock by the Maturity Date nor put to the Corporation by December 31, 2003 as above, will not be entitled thereafter to any dividend, conversion or other rights.

     6. Liquidation.

     (a) Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after provision for the payment of creditors, the Series A Holders shall be entitled to be paid an amount equal to Two Dollars per share ("Liquidation Value") of Series A Preferred Stock held, before any distribution or payment is made upon any other shares of Preferred Stock or of Common Stock.

     (b) Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Series A Holders shall be insufficient to permit payment in full to such Series A Holders, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts shall be distributed ratably in proportion to the full amounts to which such Series A Holders would otherwise be entitled to receive.

     (c) Corporate Changes. The sale, lease or exchange of all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation which results in the holders of Common Stock receiving in exchange for such Common Stock cash, notes, debentures or other evidences of indebtedness or obligations to pay cash, or preferred stock of the surviving entity which ranks on a parity with or senior to the Series A Preferred Stock upon liquidation, dissolution or winding-up shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 3. In the case of mergers or consolidations of the Corporation where holders of Common Stock receive, in exchange for such Common Stock, common stock or preferred stock in the surviving entity (whether or not the surviving entity is the Corporation) of such merger or consolidation, or common stock or preferred stock of another entity (in either case, such preferred stock to be received in exchange for common stock is herein referred to as "Exchanged Preferred Stock"), which is junior upon liquidation, dissolution or winding up to the Series A Preferred Stock, the merger agreement or consolidation agreement shall expressly provide that the Series A Preferred Stock shall become preferred stock of such surviving entity or other entity, as the case may be, with the same equivalent rights to the rights set forth herein; provided, however, that if the Exchanged Preferred Stock is to be mandatorily redeemed in whole or in part through the operation of a sinking fund or otherwise, the merger or consolidation agreement shall expressly provide that, or other provisions shall be made so that, all shares of the Series A Preferred Stock shall be mandatorily redeemed prior to the first mandatory redemption of the Exchanged Preferred Stock; and provided further, that in the event the Corporation or an affiliate of the Corporation optionally redeems or otherwise acquires any or all of the then outstanding shares of Exchanged Preferred Stock, the Corporation shall redeem all shares of Series A Preferred Stock prior to the first such redemption of the Exchanged Preferred Stock. In the event of a merger or consolidation of the Corporation where the consideration received by the holders of common stock consists of two or more types of the consideration set forth above, the holders of the Series A Preferred Stock shall be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of Common Stock of the Corporation are receiving cash or securities or equity securities in the surviving entity or other entity.

II.  SERIES B PREFERRED STOCK

     1. Designation. The shares of the Series B Preferred Stock shall be designated "Series B Preferred Stock," shall consist of 208,640 shares and shall be divided into five Classes as follows:

         Class 1                              41,728 Shares
         Class 2                              41,728 Shares
         Class 3                              41,728 Shares
         Class 4                              41,728 Shares
         Class 5                              41,728 Shares

     2. Dividends. Holders of the Series B Preferred Stock (the "Series B Holders") shall be entitled to an annual cumulative dividend of Fourteen Cents ($0.14) per share payable quarterly in arrears out of the funds legally available therefor, commencing on September 15, 1999. Dividends which have accrued up to that date shall be divided equally among and added to the four successive quarterly dividend payments commencing on and following that date and shall be paid together with such payments. Dividends shall begin to accrue on 206,390 of such shares on June 15, 1998, and shall begin to accrue on the remaining 2,250 shares on January 1, 1999. Dividends payable for any period less than a full year will be computed on the basis of a 360 day year with equal months of 30 days.

     3. Conversion Rights. Series B Holders shall have the right, which they may exercise at any time on or before June 14, 2009 (the "Maturity Date"), to convert all or a portion of their Series B Preferred Stock into shares of the Common Stock upon Sixty (60) days prior written notice to the Corporation of (i) their intention to so convert, and (ii) the amount of the Series B Preferred Stock to be converted. At all times up until the Maturity Date: (a) the conversion ratio shall be one share of the Series B Preferred Stock for five shares of Common Stock; and (b) a Series B Holder may, from time to time, elect to convert less than all of its Series B Preferred Stock holdings without impairment to its right to convert other portions of the balance thereof.

     4. Adjustment for Recapitalization, Etc. If the Corporation shall at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Corporation shall declare a stock dividend or distribute shares of Common Stock to its shareholders, the number of shares of Common Stock subject to the conversion rights pursuant to Paragraph II (3) above shall be proportionately increased; and if the Corporation shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the number of shares of Common Stock subject to the conversion rights pursuant to Paragraph II (3) above shall be proportionately decreased. Any such adjustments pursuant to this Paragraph II (4) shall be effective at the close of business on the effective date of such subdivision or combination or, if any adjustment is the result of a stock dividend or distribution, then the effective date for such adjustment shall be the record date therefor.

     5. Put Options. The various Classes of Series B Preferred Stock may be put to the Corporation, upon Sixty (60) days prior written notice to Corporation, in exchange for cash payments out of funds legally available therefor in accordance with the following schedule and prices:

Class                    Date                                  Per Share Price

#1                  6/15/04-6/14/09                                $2.36
#2                  6/15/05-6/14/09                                $2.42
#3                  6/15/06-6/14/09                                $2.48
#4                  6/15/07-6/14/09                                $2.54
#5                  6/15/08-6/14/09                                $2.60

     Any Series B Preferred Stock put options not exercised by June 14, 2009 shall expire on that date.

     6. Call Option. The Corporation shall have the right to redeem all or any portion of the Series B Preferred Stock which has not been previously converted or put to the Corporation, upon Sixty (60) days prior written notice to the holders thereof and payment to them of the following amounts (in addition to any accrued and unpaid dividends thereon) according to the following schedule and prices:

Redemption Date             Per Share Price

6/15/98-6/14/99            $2.00
6/15/99-6/14/00            $2.06
6/15/00-6/14/01            $2.12
6/15/01-6/14/02            $2.18
6/15/02-6/14/03            $2.24
6/15/03-6/15/04            $2.30
6/15/04-6/14/05            $2.36
6/15/05-6/14/06            $2.42
6/15/06-6/14/07            $2.48
6/15/07-6/14/08            $2.54
6/15/08-6/14/09            $2.60

     Any Series B Preferred Stock not (a) converted to common stock or put to the Corporation by the Maturity Date, or (b) tendered back to the Corporation in response to a call by the date so specified in such notice of call, will not be entitled thereafter to any dividend, conversion or other rights. A purported exercise of a put option under Paragraph (5) above with respect to any Series B Preferred Stock which has been called in a prior notice of redemption pursuant to this Paragraph (6) shall be null and void.

     7. Liquidation.

     (a) Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after provision for the payment of creditors, the Series B Holders shall be entitled to be paid an amount equal to Two Dollars ($2.00) per share ("Liquidation Value") of Series B Preferred Stock held, before any distribution or payment is made upon any shares of Common Stock and any other preferred stock junior to the Series B Preferred Stock but subject to the priority of Series A Preferred Stock.

     (b) Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Series B Holders, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to the Series A Holders shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Series B Holders and Series C Holders.

     (c) Corporate Changes. The sale, lease or exchange of all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation which results in the holders of Common Stock receiving in exchange for such Common Stock cash, notes, debentures or other evidences of indebtedness or obligations to pay cash, or preferred stock of the surviving entity which ranks on a parity with or senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding-up shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 7. In the case of mergers or consolidations of the Corporation where holders of Common Stock receive, in exchange for such Common Stock, common stock or preferred stock in the surviving entity (whether or not the surviving entity is the Corporation) of such merger or consolidation, or common stock or preferred stock of another entity (in either case, such stock to be received in exchange for common stock is herein referred to as "Exchanged Stock"), which is junior to the Series B Preferred Stock as to dividends, liquidation, dissolution or winding up, the merger agreement or consolidation agreement shall expressly provide that the Series B Preferred Stock shall become preferred stock of such surviving entity or other entity, as the case may be, with the same annual dividend rate and equivalent rights to the rights set forth herein; provided however that if the Exchanged Stock is to be mandatorily redeemed in whole or in part through the operation of a sinking fund or otherwise, the merger or consolidation agreement shall expressly provide that, or other provisions shall be made so that, all shares of the Series B Preferred Stock shall be mandatorily redeemed prior to the first mandatory redemption of the Exchanged Stock; and, provided further, that in the event the Corporation or an affiliate of the Corporation optionally redeems or otherwise acquires any or all of the then outstanding shares of Exchanged Stock, the Corporation shall redeem all shares of Series B Preferred Stock prior to the first such redemption of the Exchanged Stock. In the event of a merger or consolidation of the Corporation where the consideration received by the holders of Common Stock consists of two or more types of the consideration set forth above, the Series B Holders shall be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of Common Stock are receiving cash or debt securities, or equity securities in the surviving entity or other entity.

III.  SERIES C PREFERRED STOCK

     1. Designation. The shares of the Series C Preferred Stock shall be designated "Series C Preferred Stock," shall consist of 74,878 shares and shall be divided into three Classes as follows:

         Class 1                              24,959 Shares
         Class 2                              24,959 Shares
         Class 3                              24,960 Shares

     2. Dividends. Holders of the Series C Preferred Stock (the "Series C Holders") shall be entitled to an annual cumulative dividend of Fourteen Cents ($0.14) per share payable quarterly in arrears out of the funds legally available therefor, commencing on September 15, 1999. Dividends which have accrued up to that date shall be divided equally among and added to the four successive quarterly dividend payments commencing on and following that date and shall be paid together with such payments. Dividends shall begin to accrue on the Series C Preferred Stock on June 15, 1998. Dividends payable for any period less than a full year will be computed on the basis of a 360 day year with equal months of 30 days.

     3. Conversion Rights. Series C Holders shall have the right, which they may exercise at any time on or before June 14, 2003 (the "Maturity Date"), to convert all or a portion of their Series C Preferred Stock into shares of the Common Stock upon Sixty (60) days prior written notice to the Corporation of (i) their intention to so convert, and (ii) the amount of the Series C Preferred Stock to be converted. At all times up until the Maturity Date: (a) the conversion ratio shall be one share of the Series C Preferred Stock for five shares of Common Stock; and (b) a Series C Holder may, from time to time, elect to convert less than all of its Series C Preferred Stock holdings without impairment to its right to convert other portions of the balance thereof.

     4. Adjustment for Recapitalization, Etc. If the Corporation shall at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Corporation shall declare a stock dividend or distribute shares of Common Stock to its shareholders, the number of shares of Common Stock subject to the conversion rights pursuant to Paragraph III (3) above shall be proportionately increased; and if the Corporation shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the number of shares of Common Stock subject to the conversion rights pursuant to Paragraph III (3) above shall be proportionately decreased. Any such adjustments pursuant to this Paragraph III (4) shall be effective at the close of business on the effective date of such subdivision or combination or, if any adjustment is the result of a stock dividend or distribution, then the effective date for such adjustment shall be the record date therefor.

     5. Put Options. The various Classes of Series C Preferred Stock may be put to the Corporation, upon Sixty (60) days prior written notice to Corporation, in exchange for cash payments out of funds legally available therefor in accordance with the following schedule and prices:

Class                      Date                                  Per Share Price

#1                    6/15/00-6/14/03                                $2.12
#2                    6/15/01-6/14/03                                $2.18
#3                    6/15/02-6/14/03                                $2.24

          Series C Preferred Stock put options not exercised by June 14, 2003 shall expire on that date.

          6. Call Option. The Corporation shall have the right to redeem all or any portion of the Series C Preferred Stock which has not been previously converted or put to the Corporation, upon Sixty (60) days prior written notice to the holders thereof and payment to them of the following amounts (in addition to any accrued and unpaid dividends thereon) according to the following schedule and prices:

Date                   Per Share Price
6/15/98-6/14/99            $2.00
6/15/99-6/14/00            $2.06
6/15/00-6/14/01            $2.12
6/15/01-6/14/02            $2.18
6/15/02-6/14/03            $2.24

     Any Series C Preferred Stock not (a) converted to common stock or put to the Corporation by the Maturity Date, or (b) tendered back to the Corporation in response to a call by the date so specified in such notice of call, will not be entitled thereafter to any dividend, conversion or other rights. A purported exercise of a put option under Paragraph (5) above with respect to any Series C Preferred Stock which has been called in a prior notice of redemption pursuant to this Paragraph (6) shall be null and void.

     7. Liquidation.

     (a) Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after provision for the payment of creditors, the Series C Holders shall be entitled to be paid an amount equal to Two Dollars ($2.00) per share ("Liquidation Value") of Series C Preferred Stock held, before any distribution or payment is made upon any shares of Common Stock and any other preferred stock junior to the Series C Preferred Stock but subject to the priority of Series A Preferred Stock.

     (b) Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Series C Holders, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to the Series A Holders shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Series B Holders and Series C Holders.

     (c) Corporate Changes. The sale, lease or exchange of all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation which results in the holders of Common Stock receiving in exchange for such Common Stock cash, notes, debentures or other evidences of indebtedness or obligations to pay cash, or preferred stock of the surviving entity which ranks on a parity with or senior to the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding-up shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 7. In the case of mergers or consolidations of the Corporation where holders of Common Stock receive, in exchange for such Common Stock, common stock or preferred stock in the surviving entity (whether or not the surviving entity is the Corporation) of such merger or consolidation, or common stock or preferred stock of another entity (in either case, such stock to be received in exchange for common stock is herein referred to as "Exchanged Stock"), which is junior to the Series C Preferred Stock as to dividends, liquidation, dissolution or winding up, the merger agreement or consolidation agreement shall expressly provide that the Series C Preferred Stock shall become preferred stock of such surviving entity or other entity, as the case may be, with the same annual dividend rate and equivalent rights to the rights set forth herein; provided, however, that if the Exchanged Stock is to be mandatorily redeemed in whole or in part through the operation of a sinking fund or otherwise the merger or consolidation agreement shall expressly provide that, or other provisions shall be made so that, all shares of the Series C Preferred Stock shall be mandatorily redeemed prior to the first mandatory redemption of the Exchanged Stock; and provided further, that in the event the Corporation or an affiliate of the Corporation optionally redeems or otherwise acquires any or all of the then outstanding shares of Exchanged Stock, the Corporation shall redeem all shares of Series C Preferred Stock prior to the first such redemption of the Exchanged Stock. In the event of a merger or consolidation of the Corporation where the consideration received by the holders of Common Stock consists of two or more types of the consideration set forth above, the Series C Holders shall be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of Common Stock are receiving cash or debt securities, or equity securities in the surviving entity or other entity.

IV.  ADDITIONAL TERMS OF PREFERRED STOCK

     1. For purposes of Paragraphs II (7) and III (7) there shall be parity among Series B Holders and Series C Holders.

     2. Voting Rights. Except as required under Delaware law, the Series A, Series B and Series C Holders (hereinafter, collectively, the ("Holders") shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any proceeding or meeting of the stockholders.

     3. No Preemptive Rights. No Holders shall have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire stock of the Corporation nor any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of the Corporation, whether now or hereafter authorized.

     4. Exclusion of Other Rights. Except as may otherwise be required by law, the said Holders shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as same may be amended from time to time) and in the Corporation's Certificate of Incorporation.

     5. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     6. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     7. Status of Reacquired Shares. Preferred Stock which has been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its President and attested as of this 11th day of January, 2000.

                               ENVIROMETRICS, INC.



                    By: ____________________________________
                        Walter H. Elliott III, President
                           and Chief Executive Officer


ATTEST:  ________________
          Debra Kizer,
          Assistant Secretary